UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2022

SANA BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39941	83-1381173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

188 East Blaine Street, Suite 400

Seattle, Washington 98102

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (206) 701-7914

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SANA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 1, 2022, Sana Biotechnology, Inc. (the “Company”), entered into a Lease Agreement (the “Lease”) with ARE-Seattle No. 39, LLC (the “Landlord”), pursuant to which the Company will lease 79,565 square feet of laboratory and office and industrial space located at 3555 Monte Villa Parkway, Bothell, Washington (the “Premises”). The Company expects to construct a good manufacturing practices manufacturing facility (the “Bothell Facility”) on the Premises. The Premises are located in an industrial project at “Alexandria Center for Advanced Technologies – Monte Villa” (the “Project”).

The term of the Lease begins on the date that the Landlord delivers the Premises to the Company for construction of certain tenant improvements (the “Commencement Date”) and will end on the first day of the month following the 16-year anniversary of the Commencement Date (the “Initial Term”), subject to the Company’s option to extend the Lease for up to three additional five-year terms (each, an “Option Term,” and collectively with the Initial Term, as applicable, the “Term”).

The Company’s obligation to pay base rent under the Lease will commence 12 months following the Commencement Date (the “Rent Commencement Date”). Following the Rent Commencement Date, during the Initial Term, the Company will be obligated to pay the Landlord base rent in the amount of approximately $0.3 million per month for the first year, which monthly base rent obligation will increase by approximately 3.0% annually over the remaining portion of the Initial Term. In addition to its base rent obligation, beginning on the earlier of the Rent Commencement Date or the date that the Company commences operating its business in all or any portion of the Premises, the Company is obligated to pay the Landlord operating expenses and utilities applicable to the Premises, the Company’s proportionate share of certain taxes, assessments and fees that accrue against the Project, and the Company’s proportionate share of the cost of insurance maintained by the Landlord with respect to the Project for each year of the Lease Term.

If the Company exercises its option to extend the term of the Lease for an additional Option Term following the Initial Term, the Company would be obligated to pay the Landlord during the applicable Option Term base rent in an initial amount equal to 100% of the market rate of the Premises (as determined in accordance with the Lease) as of the commencement date of such Option Term; provided, that the monthly base rent obligation during each Option Term will increase annually over such Option Term by a percentage determined by the Landlord and agreed to by the Company at the time the market rate of the Premises is determined.

The Company is entitled to a one-time tenant improvement allowance of up to approximately $19.9 million from the Landlord for costs relating to the design and construction of interior improvements to the Premises, which amount is included in the base rent, subject to the terms and conditions of a work letter attached to the Lease. In addition, the Company is entitled to up to approximately $8.0 million as an additional tenant improvement allowance under the work letter (the “TI Rent”). Commencing on the Rent Commencement Date, the Company would be obligated to pay to the Landlord in equal monthly installments the amounts necessary to fully amortize the TI Rent over the Initial Term, with interest at a rate of 6.5% per annum. Any TI Rent that remains unpaid as of the expiration or earlier termination of the Lease would be payable to the Landlord at such expiration or earlier termination.

Pursuant to the Lease, the Company will deliver to the Landlord an irrevocable letter of credit as security under the Lease.

The Lease contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods. In addition, in the event of certain damages to the Premises, the Company and the Landlord retain certain rights to terminate all or a portion of the Lease based on the extent of the damages and the estimated amount of time it would take to restore the Premises.

The foregoing description of the Lease is qualified in its entirety by reference to the full text of the Lease, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2022.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On June 1, 2022, the Company issued a press release announcing, among other things, its entry into the Lease and its plan to replace the site of its planned manufacturing facility from its current leased space located in Fremont, California to the Bothell Facility.

A copy of the press release is filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated June 1, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANA BIOTECHNOLOGY, INC.

Date: June 1, 2022	By:	/s/ James J. MacDonald
James J. MacDonald
Executive Vice President and General Counsel

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